Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 (filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended) of our report dated April 21, 2026 (May 29, 2026, as to the effects of discontinued operations as discussed in Note 18 and July 27, 2026, as to the effects of the reverse stock split as described in Note 17), relating to the financial statements of Apnimed, Inc., appearing in Amendment No. 1 to Registration Statement No. 333-297377 on Form S-1 of Apnimed, Inc. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 30, 2026